Exhibit 99.1

RISK FACTORS AND CAUTIONARY STATEMENTS FOR PURPOSES OF THE
“SAFE HARBOR” PROVISIONS OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

If the events discussed in these risk factors occur, our business, financial condition, results of operations or cash flows could be materially adversely affected. In such case, the value of our securities could decline.

Declines in overall activity in our markets have adversely affected our operating results and are expected to continue to adversely affect our operating results until market conditions further improve

     During periods of diminished economic growth and decline in white-collar employment, such as occurred beginning in 2002, we experience a decrease in occupancy as well as rental rates accompanied by increases in the cost of re-leasing space (including for tenant improvements) and in uncollectible receivables. Although we believe office market conditions have begun to stabilize and are no longer deteriorating in most of the markets in which we have a presence, the financial impact of the on-going roll-down in rents under expiring leases to lower current market rents will continue to negatively impact our financial results until the earlier of the expiration of all leases entered into at the height of the market or recovery of such markets to peak conditions.

     The most significant contributor to the decline in occupancy for our office properties since the beginning of 2002 has been early lease terminations. Although early lease termination payments declined in 2004 as compared to 2003, they continue to be high relative to historic averages. While lease termination fees increase current period income, future rental income is generally diminished because, during periods in which market rents have declined, it is unlikely that we will collect from replacement tenants the full contracted amount which had been payable under the terminated leases. Moreover, our ability to release the vacated space is not assured and may be impacted by macro-economic factors we do not control.

In order to continue to pay distributions to our unitholders at current levels, we must borrow funds or sell assets

     Lower occupancy levels, reduced rental rates, and reduced revenues as a result of asset sales have had the effect of reducing our net cash provided by operating activities. In addition, our tenant improvement and leasing costs have increased significantly due to competitive market conditions for new leases. During the years ended December 31, 2004 and 2003, our net cash provided by operating activities was insufficient to pay 100% of distributions to our shareholders and unitholders after payment of capital improvements, tenant improvements and leasing costs. We funded these deficits primarily with a combination of borrowings under our line of credit and proceeds from property dispositions. If our net cash provided by operating activities and our cash requirements, including tenant improvements and leasing costs, continue at these levels, and if Equity Office’s Board of Trustees continues to declare distributions on its common shares at current levels, these deficits would continue in 2005 and it is anticipated that we would fund such deficits in a similar manner.

     We expect to be a net seller of real estate in 2005, which will further reduce our income from continuing operations and funds from operations and may also result in gains or losses on sales of real estate and impairment charges

     We were a net seller of real estate in 2003 and 2002 and a net buyer in 2004. We expect to be a net seller of real estate in 2005, which will further reduce our income from continuing operations and funds from operations and may also result in gains or losses on sales of real estate and impairment charges. The impact from such dispositions on our financial condition and results of operations will also depend, to a great extent, on how we utilize the proceeds of such dispositions and the timing of such utilization. Whether we are in fact a net seller of real estate, will depend on various factors, certain of which are beyond our control, including market conditions.

Our performance and share value are subject to risks associated with the real estate industry

     As a real estate company, we are susceptible to the risks associated with the real estate industry, including the following:

•	Downturns in national, regional and local economic conditions and the level of white-collar employment in markets where our properties are located;

•	Unfavorable capital market conditions which could affect our ability to complete any property dispositions or acquisitions on a timely basis or on economically attractive terms;

•	Local conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for high-rise and other office properties;

•	The relative attractiveness of our properties to tenants;

•	The extent of competition from other available office properties;

•	Changes in market rental rates, particularly as our buildings age, and our ability to fund repair and maintenance costs;

•	Our ability to fund the increased cost of tenant improvements and other costs required to lease or re-lease space;

•	Our ability to collect rent from tenants;

•	Our ability to complete and lease current and future developments on schedule and in accordance with budget; and

•	The cost of adequate insurance (including coverage for catastrophic events such as earthquakes and terrorist acts), utility, security and other operating costs, including real estate taxes, that may increase over time as markets stabilize, and that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

Our properties face significant leasing competition

     We face significant competition from other owners, operators and developers of office properties. Substantially all of our properties face competition from similar properties in the same markets. Such competition affects our ability to attract and retain tenants, impacts the rents we are able to charge and may increase tenant improvement and leasing costs. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower rental rates than the space in our properties.

We face potential adverse effects from tenant bankruptcies or insolvencies

     The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize the tenant to reject and terminate its lease with us. In such a case, our claim against the tenant for unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease. In any event, it is highly unlikely that a bankrupt tenant would pay in full amounts it owes us under a lease. In other circumstances, where a tenant’s financial condition has become impaired, we have sometimes agreed to partially or wholly terminate the lease in advance of the termination date in consideration for a lease termination fee that is less than the agreed rental amount. Without regard to the manner in which a lease termination occurs, we are likely to incur additional costs in the form of tenant improvements and leasing commissions in our efforts to lease the space to a new tenant, as well as likely lower rental rates reflective of declines in market rents.

New acquisitions may fail to perform as expected

     Assuming we are able to obtain capital on commercially reasonable terms, we may acquire new office properties. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position.

Contingent or unknown liabilities acquired in acquisitions, mergers or similar transactions could require us to make substantial payments

     The properties we purchase from time to time may be acquired subject to liabilities and without any recourse with respect to liabilities, whether known or unknown. As a result, if liabilities were asserted against us based upon any of those properties, we may incur substantial and unexpected costs. Unknown liabilities with respect to properties acquired might include:

•	liabilities for clean-up or remediation of environmental conditions;

•	claims of tenants, vendors or other persons dealing with the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by us in the context of a merger or the former owners of the properties.

Competition for acquisitions or disposition of properties could adversely affect us

     We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms, domestic or non-domestic institutional investors and private institutional investment funds, some of whom may enjoy a lower cost of capital and therefore, a competitive advantage. This competition could increase prices for office properties. We face similar competition with other property owners in our efforts to dispose of assets, which may result in lower sales prices. Any such increase in prices for acquired office properties or decrease in prices for properties to be sold by us could impair our growth prospects or reduce our available capital.

Our investment in property development may be more costly than anticipated

     We intend to continue to develop office properties where we believe market conditions warrant. Our development and construction activities may include the following risks:

•	we may incur construction costs for a development project which exceed our original estimates due to increased material, labor or other costs; this, in turn, could make completion of the project uneconomical because we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

•	we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

•	we may expend funds on and devote management time to projects which we do not complete;

•	we may be unable to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs;

•	we may lease developed properties at below expected rental rates; and

•	occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Because real estate investments are illiquid, we may not be able to sell properties when appropriate

     Real estate investments generally cannot be sold quickly. In addition, there are limitations under the federal income tax laws applicable to REITs and tax protection agreements that we have entered into in connection with the acquisition of a significant percentage of our properties that may limit our ability to sell our assets. As a result, we may not be able to liquify our portfolio promptly in response to economic or other conditions.

An earthquake or terrorist act could adversely affect our business

     A significant portion of our properties are located in California and Washington, which are high risk geographical areas for earthquakes. A significant portion of our properties are also located in New York, Washington, D.C. and other major urban areas which could be the target of future terrorist acts. Depending upon its magnitude, an earthquake or terrorist act could severely damage one or more of our properties, which would adversely affect our business. As described more fully below, we maintain earthquake and terrorism insurance for our properties and the resulting business interruption. However, any earthquake or terrorist attack, whether or not insured, could have an adverse effect on our results of operations and financial condition.

Some potential losses, including losses arising from earthquakes and terrorist acts, may not be covered by insurance

     We carry insurance on our properties with respect to specified catastrophic events, as summarized in the table below:

Equity Office
Type of Insurance	Loss	Third-Party
Coverage	Exposure/Deductible	Coverage Limitation
Property damage and business interruption (a)	$50 million per occurrence and $75 million annual aggregate exposure (which includes amounts paid for earthquake loss), plus $1 million per occurrence deductible	$1.0 billion per occurrence(c)
Earthquake(a) (b)	$75 million per occurrence and annual aggregate exposure (which includes amounts paid for property damage and business interruption loss), plus $1 million per occurrence deductible	$325 million in the aggregate per year(c)
Acts of terrorism(d)	$2.8 million per occurrence deductible (plus 10% of each and every loss with a maximum per occurrence exposure of $35.3 million which includes the $2.8 million deductible)	$825 million per occurrence(e)

a)	We retain up to $75 million of such loss throughout the portfolio. In the event of a loss in excess of this retention limit, the third-party insurance carriers would be obligated to cover the losses up to the stated coverage amounts in the above table.

b)	The amount of the third-party insurance relating to earthquakes is based on maximum probable loss studies performed by independent third parties. The maximum annual aggregate payment amount for earthquake loss is $325 million, inclusive of our loss exposure of $75 million plus $1 million per occurrence deductible. There can be no assurance that the maximum probable loss studies have accurately estimated losses that may occur.

c)	These amounts include our loss exposure/deductible amount.

d)	The coverage includes nuclear, chemical and biological events. The coverage does not apply to non-TRIA (Terrorism Risk Insurance Act of 2002) events (which are terrorism events that are not committed by a foreigner or a foreign country). We maintain separate insurance with a $325 million annual aggregate limit subject to a deductible of $1 million for non-TRIA events. The separate coverage for non-TRIA events excludes nuclear, biological and chemical events.

e)	This amount is in excess of our deductible amounts.

     The Federal Terrorism Risk Insurance Act, which requires regulated insurers to make available coverage for certified acts of terrorism (as defined by the statute), expires on December 31, 2005 unless extended and there can be no assurance that it will be extended. Should such legislation not be extended, the premiums and scope of coverages for this program could be adversely affected.

Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. It is also possible that third-party insurance carriers will not be able to maintain reinsurance sufficient to cover any losses that may be incurred.

     In addition, if any of our properties were to experience a catastrophic loss that was insured, it could still seriously disrupt our operations, delay revenue and result in large expenses to repair or rebuild the property. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed.

     As a further matter, we also have to renew our policies every three years (and in some cases on an annual basis) and negotiate acceptable terms for coverage, exposing us to the volatility of the insurance markets, including the possibility of rate increases or decrease in available coverage.

Increases in taxes and regulatory compliance costs, including compliance with the Americans with Disabilities Act, may reduce our net income

     Our properties are subject to increase in real estate taxes. Since we are generally not able to pass all real estate tax increases through to our tenants, we may incur significant increases in our operating expenses.

     Our properties are also subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements including those mandated by the U.S. Environmental Protection Agency and the U.S. Occupational Safety and Health Administration. The EPA and OSHA are increasingly involved in indoor air quality standards, especially with respect to asbestos, mold and medical waste.

Some trade associations, such as the Building Owners and Managers Association and the National Fire Protection Association, publish standards that are adopted by government authorities. These include standards relating to life, safety and fire protection systems published by the NFPA. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. In addition, we cannot provide any assurance that these requirements will not be changed or that new requirements will not be imposed that would require significant unanticipated expenditures by us and could have an adverse effect on our results of operations.

     Under the Americans with Disabilities Act of 1990 and various state and local laws, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons. Compliance with these requirements could involve removal of structural barriers from certain disabled persons’ entrances. Other federal, state and local laws may require modifications to or restrict further renovations of our properties with respect to such means of access. Although we believe that our properties are substantially in compliance with present requirements, noncompliance with the ADA or related laws or regulations could result in the imposition of fines by government authorities or in the award to private litigants of damages against us. Costs such as these, as well as the general costs of compliance with these laws or regulations, may also adversely affect our results of operations.

Environmental problems are possible and can be costly

     Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at that property or at impacted neighboring properties. If unidentified environmental problems arise, we may have to make substantial payments. These adverse effects could arise because:

•	the owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by these parties in connection with the contamination;

•	environmental laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew about or caused the presence of the contaminants;

•	even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred; and

•	third parties, such as neighboring property owners, may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating or migrating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and/or train those who may come into contact with asbestos, such as tenants, visitors and employees; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

     These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. Moreover, third parties may seek recovery from owners or operators for personal injuries associated with exposure to asbestos fibers.

     As a result, our properties may be subject to material environmental liabilities. In addition, no assurances can be given that (a) future laws, ordinances or regulations will not impose any material environmental liability, (b) the current environmental condition of our properties has not been, or will not be affected by tenants and occupants of our properties, by the condition of other properties in the vicinity of our properties, or by third parties unrelated to us or (c) our limited insurance that we maintain with respect to environmental matters will cover all possible losses.

We may not control the decisions of joint ventures or partnerships in which we have an interest

     From time to time we invest in joint ventures or partnerships in which we do not hold a controlling interest. These investments involve risks that are not present with assets in which we own a controlling interest, including:

•	the possibility that our co-venturers or partners might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals;

•	the possibility that our co-venturers or partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives (including actions that may be inconsistent with Equity Office’s REIT status);

•	the possibility that our co-venturers or partners may have different objectives from us regarding the appropriate timing and pricing of any sale or refinancing of properties; and

•	the possibility that our co-venturers or partners might become bankrupt or insolvent.

     Even when we have a controlling interest, certain major decisions may require partner approval.

We also have joint venture and partnership agreements that contain buy-sell clauses that could require us to buy or sell our interest at a time we do not deem favorable for financial or other reasons, including the availability of cash at such time and the impact of tax consequences resulting from any sale. There is no limitation under our organizational documents as to the amount of available funds that we may invest in joint ventures or partnerships.

Scheduled debt payments could adversely affect us, including as a result of refinancing risk and foreclosure risk

     Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity or debt capital, our cash flow may not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans or if our debt is no longer rated investment grade by the rating agencies, result in higher interest rates, it would adversely affect our ability to service our debt and make distributions to our securityholders and our results of operations and financial condition may suffer. In addition, if we are unable to refinance our indebtedness on acceptable terms, or at all, events or conditions that may adversely affect our results of operations or financial condition would also include the following:

•	we may need to dispose of one or more of our properties upon disadvantageous terms;

•	if we mortgage property to secure payment of indebtedness and are unable to meet mortgage payments, the mortgagee could foreclose upon such property or appoint a receiver to receive an assignment of our rents and leases; and

•	Foreclosures upon mortgaged property could create taxable income without accompanying cash proceeds and, therefore, hinder our ability to meet the REIT distribution requirements of the Internal Revenue Code.

     Neither the limited partnership agreement of EOP Partnership nor the governing documents of Equity Office limit the amount or the percentage of indebtedness that we may incur. Accordingly, we may incur substantial additional amounts of secured and unsecured debt, increasing the related risks arising from our indebtedness.

We are obligated to comply with financial covenants in our debt agreements that could restrict our range of operating activities

     The mortgages on our properties contain customary negative covenants, including limitations on our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases outside of stipulated guidelines or to materially modify existing leases. In addition, our credit facilities contain customary requirements, including restrictions and other limitations on our ability to incur debt as a result of financial covenants requiring maintenance of debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios, fixed charge coverage ratios and minimum ratios of unsecured debt to unencumbered assets. The indentures under which our senior unsecured debt have been issued contain financial and operating covenants, including coverage ratios and limitations on our ability to incur secured and unsecured debt.

These covenants reduce our flexibility in conducting our operations and create a risk of default on our debt if we cannot continue to satisfy them. Further, if we were to breach certain of our debt covenants, our lenders could require us to repay the debt immediately, and, if the debt is secured, could take possession of the property securing the loan. If any other lender declared its loan due and payable as a result of a default, the holders of our senior unsecured debt, along with the lenders under our credit facility, might be able to require that those debts be paid immediately. As a result, any default under our debt covenants under any indebtedness could create a risk of default on other material components of our debt.

Our degree of leverage could limit our ability to obtain additional financing and could have other adverse effects

     Our debt to market capitalization ratio, which we calculate as total debt as a percentage of total debt plus the liquidation value of preferred shares and the market value of Equity Office outstanding common shares and our outstanding units owned by third parties, was approximately 48.4% as of December 31, 2004, compared to 45.9% as of December 31, 2003. Our leverage could have important consequences to our securityholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes (including distributions to security holders) and making us more vulnerable to a downturn in business or the economy generally. In addition, as a result of the financial and operating covenants described above, our leverage could reduce our flexibility in conducting our business and planning for, or reacting to, changes in our business and in the real estate industry.

Rising interest rates or a downgrade in credit ratings could adversely affect our cash flow

     Advances under certain of our credit facilities bear interest at a variable rate. We also, from time to time, enter into interest rate swap agreements effectively converting fixed-rate debt into variable rate debt. We may borrow additional money with variable interest rates in the future. Although we may enter into hedging agreements to limit our exposure to rising interest rates as we determine to be appropriate and cost effective, increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense.

     Moody’s, Standard & Poor’s and Fitch provide credit ratings on our unsecured notes and preferred stock. In July 2004, Moody’s downgraded our credit ratings from Baa1 to Baa2 with a stable outlook. Standard & Poor’s and Fitch have retained our credit ratings at BBB+ with a stable outlook. If Standard & Poor’s or Fitch downgrades our credit ratings, the interest rate charged on our line of credit will increase. In addition, the interest rate associated with any future financings may be impacted or we may not be able to borrow more funds if our credit ratings decline. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Our hedging arrangements involve risks

     As noted above, we may use interest rate hedging agreements to manage our exposure to interest rate volatility. However, these arrangements may expose us to additional risks. Although our interest rate risk management policy establishes minimum credit ratings for counterparties, this does not eliminate the risk that a counterparty may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. In addition, hedging agreements may involve costs, such as transaction fees or breakage costs, if we terminate them. Any failure by us to effectively manage our exposure to interest rate risk through hedging agreements or otherwise, and any costs associated with hedging arrangements, could adversely affect our results of operations or financial condition.

In order to maintain Equity Office’s REIT status, we may need to borrow funds on a short-term basis during unfavorable market conditions

     In order to maintain Equity Office’s REIT status, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a REIT, Equity Office generally must distribute to its shareholders at least 90% of its taxable net income each year, excluding capital gains. In addition, it will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by it in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. We may need short-term debt to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

We are dependent on key personnel

     We depend on the efforts of Samuel Zell, Equity Office chairman of the board, and its executive officers, particularly Richard D. Kincaid, its president and chief executive officer. If they were to resign or were unable to serve, our operations could be adversely affected. Equity Office does not have employment agreements with Mr. Zell or any of its executive officers, including Mr. Kincaid.

Conflicts of interest exist with holders of interests in EOP Partnership who serve as our trustees

     Some holders of interests in EOP Partnership, including Mr. Zell, would incur adverse tax consequences upon the sale of certain of our properties and on the repayment of some of our debt. These tax consequences may differ from the tax consequences to Equity Office and its shareholders of a sale of properties or the replacement of debt. Consequently, such holders of shares in Equity Office may have different objectives regarding the appropriate pricing and timing of some property sales or repayments of debt. While Equity Office has exclusive authority under the limited partnership agreement of EOP Partnership to determine when to refinance or repay debt or whether, when and on what terms to sell a property, the sale of some properties is subject to various contractual commitments that may require it to structure tax-free transactions or make payments to some unitholders, including Mr. Zell, to compensate them for taxes incurred as a result of some property sales. In addition, any such decision would require the approval of Equity Office’s board of trustees or an appropriate committee of the board or management.

Market interest rates may have an effect on the value of our debt and equity securities

     One of the factors that investors consider important in deciding whether to buy or sell debt securities of a real estate company is the coupon on its debt securities, considered as a percentage of the price of those debt securities, relative to market interest rates. If market interest rates increase, prospective purchasers of debt securities may expect a higher coupon. Higher market interest rates would not, however, result in more funds for us to use to make debt payments. To the contrary, higher market interest rates would likely increase our borrowing costs and potentially decrease our funds available for debt service. Thus, higher market interest rates could cause the value of our debt securities to decline. Higher market interest rates could also cause the value of our units to decline.

We are dependent on external sources of capital for future growth

     To qualify as a REIT, Equity Office must distribute to its shareholders each year at least 90% of its net taxable income, excluding any net capital gain. Our partnership agreement generally requires us to distribute all of our net cash revenues (other than capital contributions) each quarter and to make reasonable efforts to distribute to Equity Office enough cash for it to meet the 90% distribution requirement. Because of this distribution requirement, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. Therefore, we will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of Equity Office’s growth potential and our current and potential future earnings. If we are not able to obtain third-party sources of capital on favorable terms, our results of operations could be adversely affected, which could result in a decline in the value of our securities.

Moreover, additional equity offerings by Equity Office and the corresponding issuance of additional units to Equity Office in exchange for the net proceeds therefrom may result in substantial dilution of our unitholders’ interests, and additional debt financing may substantially increase our leverage.

If Equity Office fails to qualify as a REIT, its shareholders and our unitholders would be adversely affected

     Equity Office believes that it has qualified for taxation as a REIT for federal income tax purposes since 1997. Equity Office plans to continue to meet the requirements for taxation as a REIT but we cannot guarantee that it will qualify as a REIT. Many of the REIT requirements are highly technical and complex. The determination that Equity Office is a REIT requires an analysis of various factual matters and circumstances that may not be totally within its control, including, in limited circumstances, factual matters and circumstances relating to some corporations that were operating as REITs at the time we acquired them. For example, to qualify as a REIT, at least 95% of Equity Office’s gross income must come from sources that are itemized in the REIT tax laws. It is also required to distribute to shareholders with respect to each year at least 90% of its REIT taxable income, excluding capital gains. The fact that Equity Office holds its assets through us and our subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize Equity Office’s REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for Equity Office to remain qualified as a REIT.

     If Equity Office failed to qualify as a REIT for federal income tax purposes, Equity Office would be subject to federal and state income tax at regular corporate rates. This would likely have a significant adverse effect on the value of its securities and, as a result, on the redemption value of our units. In addition, Equity Office would no longer be required to make any distributions to shareholders, but we would still be required to distribute quarterly all of our net cash revenues (other than capital contributions) to our unitholders, including Equity Office.

We intend to qualify as a partnership, but cannot guarantee that we will qualify

     We intend to qualify as a partnership for federal income tax purposes. However, we will be treated as a corporation for federal income tax purposes if we are a “publicly traded partnership”, unless at least 90% of our income is qualifying income as defined in the Internal Revenue Code. We take the position that we are not a publicly traded partnership and we believe that we would have sufficient qualifying income, which includes real property rents and other passive income, to ensure that we would be taxed as a partnership even if we were a publicly traded partnership. If we were to be taxed as a corporation, we would incur substantial tax liabilities, Equity Office would fail to qualify as a REIT for tax purposes and Equity Office’s and our ability to raise additional capital would be impaired. We cannot, however, offer any assurance that we are or will be taxed as a partnership.

     The federal income tax rules applicable to partnerships are complex. In general, a unitholder must currently report its allocable share of EOP Partnership’s taxable income whether or not the taxable income is distributed to the unitholder. EOP Partnership believes, but cannot guarantee, that its method for allocating its taxable income among its unitholders will not be subject to challenge by the Internal Revenue Service (“IRS”). If, however, such a challenge were to be made and succeed, then the IRS could reallocate EOP Partnership’s income among the unitholders retroactively. EOP Partnership computes its taxable income based on accounting methods and tax elections determined by Equity Office as the general partner and these may be different from those of the unitholder or adverse to the unitholder’s interests. In addition, because Equity Office is the “tax matters partner” of the EOP Partnership, Equity Office will generally control any tax-related administrative or court proceedings and the unitholder will be bound by the outcome of these proceedings whether or not the unitholder participates.

We and Equity Office pay some taxes

     Even if Equity Office qualifies as a REIT for federal income tax purposes, it is required to pay some federal, state and local taxes on its income and property. Equity Office may have to pay some state or local income taxes because not all states and localities treat REIT’s and partnerships the same as they are treated for federal income tax purposes. Several corporate subsidiaries of Equity Office have elected to be treated as “taxable REIT subsidiaries” of Equity Office for federal income tax purposes since January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation and is limited in its ability to deduct interest payments to the extent such payments would be treated as earned by Equity Office under the applicable REIT rules. In addition, Equity Office will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties.